Exhibit 10.13

UMB FINANCIAL CORPORATION

Summary of the Company’s Compensation Arrangements

with Directors and Certain Executive Officers

Director Compensation. The following tables set forth the 2006 rates of compensation for the Company’s non-employee directors:

		Committee Service
	Board Service	Audit	Compensation	Governance and Nominating
Annual Retainer	$10,000.00	$5,000.00	$2,500.00	$2,500.00
Restricted Stock	$10,000.00
Meeting Attendance Fees	$1,000.00	$1,000.00	$1,000.00	$1,000.00
Committee Chairman Meeting Attendance Fees	-0-	$1,000.00	$1,000.00	$1,000.00
Telephonic Meeting Attendance Fees	$500.00	$500.00	$500.00	$500.00

Named Executive Officer Compensation

None of the Company’s current named executive officers (as defined in Regulation S-K Item 402(a)(3)) have written employment agreements with the Company, and all such named executive officers serve as employees at will. Summaries of the Company’s unwritten employment arrangements with the named executive officers are as follows:

Base Salary

Effective January 1, 2006, the current named executive officers are scheduled to receive the following annual base salaries in their current positions:

Name and Current Position	Base Salary ($)
J. Mariner Kemper (Chairman and Chief Executive Officer)	$500,000.00

Peter J. deSilva [1] (President and Chief Operating Officer)	$460,000.00

Peter J. Genovese (CEO – St. Louis and Vice Chairman – East Region)	$323,730.00

David D. Kling (Divisional Executive Vice President, UMB Bank, n.a.)	$245,000.00

Vincent J. Ciavardini[2] (Vice Chairman of the Company, President and CEO of UMB Fund Services, Inc.)	$300,000.00

[1]	Mr. deSilva’s Restricted Stock Award Agreement and employment arrangement description are filed as Exhibit 10.9 to this Form 10-K.
2	Mr. Ciavardini’s employment arrangement description is filed as Exhibit 10.8 to this Form 10-K.

Annual and Long-Term Incentive Plans. In their current positions, certain of the named executive officers may be eligible to:

•	Receive an annual cash incentive award pursuant to the Company’s 2005 Short-Term Incentive Plan (filed as Exhibit 10.7 to this Form 10-K). Under such plan, Mr. Kemper, Mr. deSilva and Mr. Genovese may be eligible to receive target awards of 50% of their respective base salaries, and Mr. Ciavardini and Mr. Kling may be eligible to receive target awards of 30% of their respective base salaries.

•	Receive annual stock awards pursuant to the Company’s Long-Term Incentive Plan (filed as Exhibit 10.3 to this Form 10-K). Under such plan, Mr. Kemper and Mr. deSilva may be eligible to receive awards equal to 100% of their respective base salaries; Mr. Genovese may be eligible to receive stock awards equal to 70% of his base salary; and Mr. Ciavardini and Mr. Kling may be eligible to receive stock awards equal to 50% of their respective base salaries.

Benefit Plans and Other Arrangements. In their current positions, the named executive officers are eligible to:

•	Participate in the Company’s broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs, the Employee Stock Ownership Plan of UMB, the UMB Profit Sharing and 401(k) Savings Plan, and any applicable severance plan.

•	Receive certain perquisites offered by the Company, including an automobile allowance, disability insurance, club membership fees and relocation payments, if applicable.